Exhibit 99.1

AMETEK Announces First Quarter Results

BERWYN, PA, MAY 5, 2020 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the first quarter ended March 31, 2020.

AMETEK’s first quarter 2020 sales were $1.20 billion, a 6.6% decline compared to the first quarter of 2019. GAAP operating income was $232.0 million. Adjusted operating income was $276.0 million, down 3% versus last year’s first quarter, with adjusted operating margins of 23.0%, an increase of 100 basis points over the prior year.

On a GAAP basis, first quarter earnings per diluted share were $1.22. Adjusted earnings were $1.02 per diluted share, up 2% versus the first quarter of 2019. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.13 per diluted share, and excludes a pre-tax $141 million, or $0.47 per diluted share, gain from the sale of Reading Alloys and a pre-tax $44 million, or $0.15 per diluted share, realignment charge. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“We are pleased with the way our colleagues have responded to the unprecedented personal and professional challenges presented by the COVID-19 pandemic,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “The safety and well-being of our employees remains our top priority. To that end, we have implemented significant safety measures to help safeguard our employees while also providing continued support for our essential customers.”

“Although first quarter sales were impacted by the spread of COVID-19, our businesses reacted swiftly and our proven operating capability allowed us to expand adjusted operating margins 100 basis points and deliver earnings in-line with expectations,” Mr. Zapico continued. “Additionally, AMETEK’s operating cash flow in the quarter was excellent at $271 million, up 38% over the first quarter of 2019. This cash generation, along with proceeds from the sale of Reading Alloys, have strengthened AMETEK’s already strong balance sheet.”

Electronic Instruments Group (EIG)

First quarter EIG sales were $774.2 million, down 4% compared to the same period in 2019. On a GAAP basis, EIG’s first quarter 2020 operating income was $171.3 million. Excluding realignment costs, first quarter EIG operating income was $194.1 million and operating margins were 25.1% in the quarter.

“While recent acquisitions, including Rauland, Mocon, Telular and Gatan continue to deliver solid performance given the attractive, secular growth opportunities in markets they serve, EIG sales were negatively impacted as the coronavirus spread globally during the quarter. Despite lower than expected sales, our businesses delivered strong operating performance and core margin expansion,” noted Mr. Zapico.

Electromechanical Group (EMG)

EMG sales in the first quarter were $428.0 million, down 11% compared to last year’s first quarter. On a GAAP basis, EMG first quarter operating income was $76.6 million. Excluding realignment costs, EMG’s operating income was $97.5 million and operating income margins were a record 22.8%.

“Despite a challenging macro environment due to the spread of the coronavirus, EMG delivered exceptional operating performance in the quarter. By proactively driving Operational Excellence initiatives, EMG achieved impressive operating margins in the quarter,” commented Mr. Zapico.

Long-term Outlook

“Given the uncertainty related to the timing and magnitude of the COVID-19 pandemic, we previously withdrew our full year financial guidance provided on February 5, 2020,” noted Mr. Zapico. “We will provide forward guidance when visibility improves.”

“While these are historically uncertain times, we remain focused on delivering long-term, sustainable success for our shareholders, colleagues, customers and suppliers, and the communities where we operate. The AMETEK Growth Model is adaptable and provides our businesses with the tools needed to successfully navigate uncharted economic environments,” noted Mr. Zapico.

“We are well positioned to manage this challenge with a portfolio of outstanding businesses that provide our customers with innovative solutions. The niche markets our businesses serve today are diverse, our operating capabilities are robust and proven, and we have a strong, flexible balance sheet and excellent liquidity. Most importantly, we have a world-class workforce dedicated to our mission of solving our customers’ most complex challenges with differentiated technology solutions. We are confident in AMETEK’s future,” Mr. Zapico concluded.

Conference Call

AMETEK will webcast its first quarter 2020 investor conference call on Tuesday, May 5, 2020, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

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About AMETEK

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2019 sales of approximately $5.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to COVID-19 and its potential impact on AMETEK’s operations, supply chain, and demand across key end markets; AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

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AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net sales	$1,202,218	$1,287,691

Cost of sales	824,647	851,307
Selling, general and administrative	145,531	153,125

Total operating expenses	970,178	1,004,432

Operating income	232,040	283,259
Interest expense	(22,741)	(22,653)
Other income (expense), net	141,776	(3,668)

Income before income taxes	351,075	256,938
Provision for income taxes	70,459	52,670

Net income	$280,616	$204,268

Diluted earnings per share	$1.22	$0.89

Basic earnings per share	$1.23	$0.90

Weighted average common shares outstanding:
Diluted shares	230,872	228,686

Basic shares	228,962	226,861

Dividends per share	$0.18	$0.14

AMETEK, Inc.

Information by Business Segment

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net sales:
Electronic Instruments	$774,225	$806,911
Electromechanical	427,993	480,780

Consolidated net sales	$1,202,218	$1,287,691

Operating income:
Segment operating income:
Electronic Instruments	$171,271	$203,084
Electromechanical	76,564	98,813

Total segment operating income	247,835	301,897
Corporate administrative expenses	(15,795)	(18,638)

Consolidated operating income	$232,040	$283,259

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AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	March 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,253,382	$393,030
Receivables, net	712,195	744,760
Inventories, net	654,298	624,567
Other current assets	154,616	263,414

Total current assets	2,774,491	2,025,771

Property, plant and equipment, net	534,786	548,908
Right of use asset, net	168,543	179,679
Goodwill	4,075,633	4,047,539
Other intangibles, investments and other assets	3,048,493	3,042,662

Total assets	$10,601,946	$9,844,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$510,792	$497,449
Accounts payable and accruals	966,879	928,409

Total current liabilities	1,477,671	1,425,858

Long-term debt, net	2,741,798	2,271,292
Deferred income taxes and other long-term liabilities	1,056,474	1,031,917
Stockholders’ equity	5,326,003	5,115,492

Total liabilities and stockholders’ equity	$10,601,946	$9,844,559

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AMETEK, Inc.

Reconciliations of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
EIG Segment operating income (GAAP)	$171,271	$203,084
Realignment costs	22,846	—

Adjusted EIG Segment operating income (Non-GAAP)	$194,117	$203,084

EMG Segment operating income (GAAP)	$76,564	$98,813
Realignment costs	20,890	—

Adjusted EMG Segment operating income (Non-GAAP)	$97,454	$98,813

Operating income (GAAP)	$232,040	$283,259
Realignment costs	43,928	—

Adjusted Operating income (Non-GAAP)	$275,968	$283,259

Income before income taxes (GAAP)	$351,075	$256,938
Realignment costs	43,928	—
Gain from sale of Reading Alloys	(141,020)	—

Adjusted Income before income taxes (Non-GAAP)	$253,983	$256,938

Net income (GAAP)	$280,616	$204,268
Realignment costs	43,928	—
Income tax benefit on realignment costs	(10,293)	—
Gain from sale of Reading Alloys	(141,020)	—
Income tax expense on sale of business	31,446	—

Adjusted Net income (Non-GAAP)	$204,677	$204,268

Diluted earnings per share (GAAP)	$1.22	$0.89
Realignment costs	0.19	—
Income tax benefit on realignment costs	(0.04)	—
Gain from sale of Reading Alloys	(0.61)	—
Income tax charge on gain on sale of Reading Alloys	0.14	—
Pretax amortization of acquisition-related intangible assets	0.17	0.14
Income tax benefit on amortization of acquisition-related intangible assets	(0.04)	(0.03)
Rounding	(0.01)	—

Adjusted Diluted earnings per share (Non-GAAP)	$1.02	$1.00

EIG Segment operating margin (GAAP)	22.1%	25.2%
Realignment costs	3.0%	—

Adjusted EIG Segment operating margin (Non-GAAP)	25.1%	25.2%

EMG Segment operating margin (GAAP)	17.9%	20.6%
Realignment costs	4.9%	—

Adjusted EMG Segment operating margin (Non-GAAP)	22.8%	20.6%

Operating income margin (GAAP)	19.3%	22.0%
Realignment costs	3.7%	—

Adjusted Operating income margin (Non-GAAP)	23.0%	22.0%

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables.

These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

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